Exhibit 99.1

BRETT CARLSON NAMED TO CONNECTURE’S BOARD OF DIRECTORS

Carlson brings significant experience in the health care industry and with companies on the forefront of analytics and other innovations that are designed to improve patient outcomes and lower costs

BROOKFIELD, Wis. – September 9, 2015 – Connecture, Inc. (NASDAQ: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced that Brett Carlson, a health care industry executive, was named to the company’s board of directors. Carlson has significant experience working with companies on the forefront of analytics and other innovations and previously served on Connecture’s board of directors.

“Brett has a keen and intuitive sense for how technology can be used to streamline and improve all facets of health care, from the distribution of health insurance to patient outcomes,” said Doug Schneider, CEO of Connecture. “Brett previously served on our board and we’re very happy to welcome him back and to tap his expertise as we continue to invest in our platforms and analytics capabilities.”

Carlson has recently launched Eir Partners, a strategic partnership and investment company focused exclusively on health care, with a concentration in technology, services (traditional and tech enabled), and consumer retail. Additionally, he is the CEO of iVantage Health Analytics, an advisory and business analytic services company that provides hospitals with the technology, content and know-how they need to gain actionable insights and successfully make the shift to value-based care. Up until June of 2015, he spent nine years at Great Point Partners, a leading health care investment firm based in Greenwich, Connecticut.

“Connecture is a particularly interesting company because its solutions eliminate so much of the waste that historically made purchasing health insurance more confusing and expensive than it needs to be,” said Carlson. “Having the right plan – one that addresses each individual’s unique needs – is the first step not only in maintaining health, but in ensuring that the right care is given as quickly as possible. It’s an exciting time at Connecture, and I look forward to contributing to the company’s success.”

Carlson also serves on the board of directors of Citra Health Solutions.

“It’s great to have Brett back on this board,” said David A. Jones, Jr., chairman of Connecture’s board of directors and chairman of Chrysalis Ventures. “Connecture is doing important work to help people live healthier lives while providing the peace of mind that results when consumers have easy access to the information they need to choose the right health plan and make sound coverage decisions – all while enabling insurers and government agencies to effectively address the very real business challenges impacting health care today.”

About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Media Contact:

Ken Phillips

Davies Murphy Group

781-418-2437

connecture@daviesmurphy.com

Investor Relations Contact:

Peter Vozzo

Westwicke Partners

443-213-0505

Peter.Vozzzo@westwicke.com

Source: Connecture